LYNDA R. KEETON CPA, LLC

January 23, 2013

Mr. Peter Chin

Disability Access Consultants Inc.

a/k/a Golden Harvest Holding, Inc.

1801 E. Sahara Ave.

Ste. 1578

Las Vegas, NV 89104

Dear Mr. Chin,

This letter is to inform you of our resignation as auditor of Disability Access Consultants Inc., a/k/a Golden Harvest Holding, Inc. (the “Company”) effective immediately. Our resignation is the result of the Company’s Global Freeze by the DTC which has negatively impacted the company and its ability to file timely information with the Securities and Exchange Commission (SEC).

At this time there are no accounting disagreements.

Currently there are open invoices of $18,594.90, see attached statement.

Our working paper files are the property of our firm. These will be maintained in accordance with our retention policy. We will consider any requests for copies of documents in our working paper files from you. However, providing such copies is at our discretion. We require payment in full of all outstanding fees owed to our firm prior to providing these copies, and reasonable copying costs will be due and payable on a COD basis. Outstanding fees from other companies under common control or ownership will also be a requirement prior to providing copies.

I believe this letter constitutes a notification as provided for under Section 10A of the Private Securities Litigation Reform Act of 1995 (Section 10A). Accordingly, I recommend that you contact legal counsel and make notification to the Securities and Exchange Commission according to the provisions of Section 10A. I believe that under Section 10A, the Board of Directors of the Company is required to notify the SEC within one business day of the receipt of this letter about our resignation. Concurrently, you are to provide us with a copy of the notice you furnish to the SEC. If we am not provided with a copy of the notice from the Company to the SEC within one business day, we are required to provide the SEC a copy of this letter on the following business day.

If you have any questions regarding this communication, please contact Lynda R. Keeton-Cardno at 702-914-0253 ext. 225.

Sincerely,

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC

Quality And Integrity Are Essential In Business

375 N. Stephanie Rd., Bldg 2 • Henderson, Nevada 89014 • (702) 914-0253 • Fax (702) 914-0293